                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                             1934 (Amendment No. 1)

[ X ]   Filed by the Registrant
[   ]   Filed by a Party other than the Registrant

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                              JAKKS Pacific, Inc.
--------------------------------------------------------------------------------
Name of Registrant as Specified in its Charter

--------------------------------------------------------------------------------
Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):
[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)     Title of each class of securities to which transaction applies:

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(2)     Aggregate number of securities to which transaction applies:

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(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

(4)     Proposed aggregate value of transaction:

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(5)     Total fee paid:

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[   ]   Fee paid previously with preliminary materials.

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 09- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid: ________________________________________________

(2)     Form.  Schedule or Registration Statement No. __________________________

(3)     Filing Party: __________________________________________________________

(4)     Date Filed: ____________________________________________________________

                              JAKKS PACIFIC, INC.
                          22761 PACIFIC COAST HIGHWAY
                                MALIBU, CA 90265

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 23, 2000

     The Annual Meeting of Stockholders of JAKKS PACIFIC, INC. (the "Company") will be held at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, on June 23, 2000 at 9:00 a.m. local time, to consider and act upon the following matters:

     (1) To elect five directors to serve for the ensuing year.

     (2) To ratify the appointment by the Board of Directors of Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation, as the Company's independent auditors for the current fiscal year.

     (3) To ratify and approve the amendment to the Company's Third Amended and Restated 1995 Stock Option Plan described in the accompanying Proxy Statement.

     (4) To ratify and approve amendments to the employment agreements between the Company and Jack Friedman and Stephen G. Berman, respectively, described in the accompanying Proxy Statement.

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record as of the close of business on May 12, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors

                                          Stephen G. Berman, Secretary

Malibu, California
May 24, 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

                              JAKKS PACIFIC, INC.
                          22761 PACIFIC COAST HIGHWAY
                                MALIBU, CA 90265

          PROXY STATEMENT FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 23, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of JAKKS Pacific, Inc. (the "Company") for use at the 2000 Annual Meeting of Stockholders to be held on June 23, 2000, and at any adjournment of that meeting (the "Annual Meeting"). Throughout this Proxy Statement, "we," "us" and "our" are used to refer to the Company.

     The shares of our common stock represented by each proxy will be voted in accordance with the stockholder's instructions as to each matter specified thereon, unless no instruction is given, in which case, the proxy will be voted in favor of such matter. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate Secretary or by voting in person at the Annual Meeting.

     We are mailing this Proxy Statement to our stockholders on or about May 24, 2000, accompanied by our Annual Report to Stockholders for our fiscal year ended December 31, 1999.

VOTING SECURITIES AND VOTES REQUIRED

     At the close of business on May 12, 2000, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 19,367,554 shares of our common stock, par value $.001 per share. All holders of our common stock are entitled to one vote per share.

     The affirmative vote of the holders of a plurality of the shares of our common stock present or represented by proxy at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting is required for the ratification of the appointment by the Board of Directors of Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation, as our independent auditors for the current fiscal year; the ratification and approval of the amendment to our Third Amended and Restated 1995 Stock Option Plan hereinafter described; and the ratification and approval of amendments to the employment agreements between us and Jack Friedman and Stephen G. Berman, respectively. A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting will constitute a quorum at the meeting. All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of May 11, 2000, with respect to the beneficial ownership of our common stock by (1) each current director and nominee for director, (2) each executive officer named in the Summary Compensation Table under the caption "Executive Compensation" below, and
(3) all our directors and executive officers as a group. No person is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

                                                               AMOUNT AND
                                                               NATURE OF          PERCENT OF
                                                               BENEFICIAL         OUTSTANDING
                  NAME OF BENEFICIAL OWNER                     OWNERSHIP            SHARES
                  ------------------------                    ------------        -----------
Jack Friedman...............................................     727,230(1)           3.7
Stephen G. Berman...........................................      86,816(2)          *
Joel M. Bennett.............................................      40,312(3)          *
Robert E. Glick.............................................      74,288(4)          *
Michael G. Miller...........................................      63,788(5)          *
Murray L. Skala.............................................     166,419(6)          *
All directors and executive officers as a group (6
  persons)..................................................   1,088,545(7)           5.5

---------------
 *  Less than 1% of our outstanding shares.

(1) Includes 70,308 shares held in trusts for the benefit of children of Mr. Friedman. Also includes 187,500 shares which Mr. Friedman may purchase upon the exercise of certain stock options.

(2) Represents shares which Mr. Berman may purchase upon the exercise of certain stock options.

(3) Includes 8,751 shares which Mr. Bennett may purchase upon the exercise of certain stock options.

(4) Represents shares which Mr. Glick may purchase upon the exercise of certain stock options.

(5) Represents shares which Mr. Miller may purchase upon the exercise of certain stock options.

(6) Includes 96,111 shares which Mr. Skala may purchase upon the exercise of certain stock options and 70,308 shares held by Mr. Skala as trustee under trusts for the benefit of children of Mr. Friedman.

(7) Includes 70,308 shares held in trusts for the benefit of children of Mr. Friedman and an aggregate of 518,564 shares which the directors and executive officers may purchase upon the exercise of certain stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the best of our knowledge, all Forms 3, 4 or 5 required to be filed pursuant to Section 16(a) of the Exchange Act during or with respect to the fiscal year ended December 31, 1999 were filed on a timely basis, except that each of Messrs. Friedman, Berman, Bennett, Glick, Miller and Skala did not file a Form 4 until January 5, 2000 with respect to the shares of our common stock distributed to him on November 4, 1999 in connection with the 3-for-2 split of our common stock effected on that date.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The persons named in the enclosed proxy will vote to elect as directors the five nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

NOMINEES

     Certain information about the nominees to serve as our directors (all of whom are currently directors) is set forth below.

           NAME             AGE         POSITIONS WITH THE COMPANY         DIRECTOR SINCE
           ----             ---         --------------------------         --------------
Jack Friedman               60     Chairman and Chief Executive Officer    January 1995
Stephen G. Berman           35     Chief Operating Officer, President,     January 1995
                                   Secretary and Director
Robert E. Glick             54     Director                                October 1996
Michael G. Miller           52     Director                                February 1996
Murray L. Skala             53     Director                                October 1995

     Jack Friedman has been our Chairman and Chief Executive Officer since co-founding JAKKS with Mr. Berman in January 1995. Until December 31, 1998, he was also our President. From January 1989 until January 1995, Mr. Friedman was Chief Executive Officer, President and a director of THQ Inc., a developer, publisher and distributor of interactive entertainment software ("THQ"). From 1970 to 1989, Mr. Friedman was President and Chief Operating Officer of LJN Toys, Ltd., a toy and software company. After LJN was acquired by MCA/Universal, Inc. in 1986, Mr. Friedman continued as President until his departure in late 1988.

     Stephen G. Berman has been our Chief Operating Officer and Secretary since co-founding JAKKS with Mr. Friedman in January 1995. Since January 1, 1999, he has also served as our President. From our inception until December 31, 1998, Mr. Berman was also our Executive Vice President. From October 1991 to August 1995, Mr. Berman was a Vice President and Managing Director of THQ International, Inc., a subsidiary of THQ. From 1988 to 1991, he was President and an owner of Balanced Approach, Inc., a distributor of personal fitness products and services.

     Robert E. Glick. For more than 20 years, Mr. Glick has been an officer, director and principal stockholder in a number of privately-held companies which manufacture and market women's apparel.

     Michael G. Miller. From 1979 until May 1998, Mr. Miller was President and a director of several privately-held affiliated companies, including a list brokerage and list management consulting firm, a database management consulting firm, and a direct mail graphic and creative design firm. Mr. Miller's interests in these companies were sold in May 1998. Since 1991, he has been President of an advertising company.

     Murray L. Skala. Since 1976, Mr. Skala has been a partner of the law firm Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, our general counsel. Mr. Skala is a director of Quintel Entertainment, Inc., a publicly-held company in the business of telecommunications services and entertainment. Mr. Skala has also served as a director of other public companies, including THQ from January 1991 to January 1997, Katz Digital Technologies, Inc., a digital prepress and printing company, from December 1995 to December 1998, and Grand Toys International, Inc., from 1993 to 1994.

COMMITTEES OF THE BOARD OF DIRECTORS

     We have an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board does not have a Nominating Committee and performs the functions of a Nominating Committee itself.

     Audit Committee. The primary functions of the Audit Committee are to recommend the appointment of our independent certified public accountants and to review the scope and effect of such audits. Messrs. Glick, Miller and Skala are the current members of the Audit Committee.

     Compensation Committee. The functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives and compensation, other than our Third Amended and Restated 1995 Stock Option Plan (the "Option Plan"). Messrs. Friedman, Miller and Skala are the current members of the Compensation Committee.

     Stock Option Committee. The function of the Stock Option Committee is to determine the recipients of and the size of awards granted under the Option Plan. Messrs. Glick and Miller, both of whom are non-employee directors, are the current members of the Stock Option Committee.

     In 1999, our Board held ten meetings and acted by unanimous consent seven times; our Stock Option Committee acted by unanimous consent once; and our Audit Committee met once. All members of the Board and of each Committee attended their respective meetings.

EXECUTIVE OFFICERS

     Our officers are elected annually by our Board of Directors and serve at the discretion of the Board of Directors. Two of our executive officers, Jack Friedman and Stephen G. Berman, are also directors of the Company. See the section above entitled "Nominees" for biographical information about these officers.

     Mr. Joel M. Bennett, 38, joined us in September 1995 as our Chief Financial Officer. From August 1993 to September 1995, he served in several financial management capacities at Time Warner Entertainment Company, L.P., including Controller of Warner Bros. Consumer Products Worldwide Merchandising and Interactive Entertainment. From June 1991 to August 1993, he was Vice President and Chief Financial Officer of TTI Technologies, Inc., a direct-mail computer hardware and software distribution company. From 1986 to June 1991, Mr. Bennett held various financial management positions at The Walt Disney Company, including Senior Manager of Finance for its international television syndication and production division. Mr. Bennett holds a Master of Business Administration degree and is a Certified Public Accountant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     One of our directors, Murray L. Skala, is a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, which has performed, and is expected to continue to perform, legal services for us. We paid his firm legal fees of approximately $1,000,000 in 1999.

     In April 2000, we loaned $1,500,000 to each of Jack Friedman and Stephen G. Berman. The entire principal amount of each loan is due on April 28, 2003 and, until repaid, interest thereon is payable semi-annually at the rate of 6.5% per annum. Mr. Berman's indebtedness to us under his loan is secured by a deed of trust on certain real property. In May 2000, we loaned $250,000 to Joel M. Bennett. The entire principal amount of his loan, together with interest accrued thereon at the rate of 7.0% per annum, is due on May 12, 2002, except that, if he continues to be employed by us through such date, we will forgive all of his indebtedness to us under his loan. All three loans were made to assist our executive officers in meeting certain personal financial obligations.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation we paid for our fiscal years ended December 31, 1997, 1998 and 1999 to our Chief Executive Officer and to each of our other executive officers whose compensation exceeded $100,000 on an annual basis (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM AWARDS
                                                   ANNUAL COMPENSATION              --------------------
                                        -----------------------------------------   RESTRICTED
                                                                     OTHER ANNUAL     STOCK
               NAME AND                        SALARY      BONUS     COMPENSATION     AWARDS     OPTIONS
          PRINCIPAL POSITION            YEAR     ($)        ($)          ($)           ($)         (#)
          ------------------            ----   -------   ---------   ------------   ----------   -------
Jack Friedman.........................  1999   521,000   1,750,000       --            --        232,500
  Chairman and Chief                    1998   446,000     550,000       --            --        125,000
  Executive Officer                     1997   296,000     130,224       --            --        125,000
Stephen G. Berman.....................  1999   496,000   1,750,000       --            --        394,500
  Chief Operating Officer,              1998   421,000     550,000       --            --        125,000
  President and Secretary               1997   271,000     130,224       --            --        125,000
Joel M. Bennett.......................  1999   155,000     130,000       --            --         42,500
  Chief Financial Officer               1998   135,000      45,000       --            --             --
                                        1997   110,000      40,000       --            --         30,000

     The following table sets forth certain information regarding options granted to the Named Officers in 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                                                          POTENTIAL REALIZABLE VALUE
                         NUMBER OF       % OF TOTAL                                        AT ASSUMED ANNUAL RATES
                         SECURITIES     OPTIONS/SARS                                      OF STOCK APPRECIATION FOR
                         UNDERLYING      GRANTED TO       EXERCISE                               OPTION TERM
                        OPTIONS/SARS    EMPLOYEES IN    OR BASE PRICE                     --------------------------
         NAME           GRANTED (#)    FISCAL YEAR(1)     ($/SHARE)     EXPIRATION DATE      5%($)         10%($)
         ----           ------------   --------------   -------------   ---------------   -----------   ------------
Jack Friedman.........     75,000            6.7%          16.58            8/12/05          423,000       959,250
                          157,500           14.1%          21.21            9/14/05        1,135,575     2,578,275
Stephen G. Berman.....    162,000           14.6%          11.04             2/9/05          607,500     1,380,240
                           75,000            6.7%          16.58            8/12/05          423,000       959,250
                          157,500           14.1%          21.21            9/14/05        1,135,575     2,578,275
Joel M. Bennett.......     30,000            2.7%          11.04             2/9/05          112,500       255,600
                           12,500            1.1%          18.875          12/31/05           80,188       182,063

---------------
(1) Options to purchase a total of 444,250 shares of our common stock were granted to our employees, including the Named Officers, during 1999.

     The following table sets forth certain information regarding options exercised and exercisable during 1999 and the value of the options held as of December 31, 1999 by the Named Officers:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                    OPTIONS/SARS                  OPTIONS/SARS
                                  SHARES                        AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(2)
                               ACQUIRED ON       VALUE       ---------------------------   ---------------------------
            NAME               EXERCISE(#)    REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               ------------   ------------   -----------   -------------   -----------   -------------
Jack Friedman................         --              --       187,500        420,000       2,283,594      2,561,719
Stephen G. Berman............    124,986       2,247,805(1)     62,514        582,000         763,219      3,900,344
Joel M. Bennett..............     40,500         697,427        34,312         57,500         517,956        412,188

---------------
(1) The difference between (x) the product of the number of exercised options and the average sale price per share of the common stock sold on the exercise dates and (y) the aggregate exercise price of such options.

(2) The difference between (x) the product of the number of unexercised options and $18.6875 (the closing sale price of the common stock on December 31, 1999) and (y) the aggregate exercise price of such options.

COMPENSATION OF DIRECTORS

     Each of our directors receives an annual cash stipend of $10,000. We also reimburse our directors for their reasonable expenses of attending Board or committee meetings. In addition, our Option Plan provides for each newly elected non-employee director to receive at the commencement of his term an option to purchase 37,500 shares of our common stock at their then current fair market value, and for grants to our non-employee directors on January 1 of each year of an option to purchase 9,375 shares of our common stock at their then current fair market value. Options granted to a non-employee director expire upon the termination of the director's services for cause, but may be exercised at any time during a one-year period after such person ceases to serve as a director for any other reason.

EMPLOYMENT AGREEMENTS

     We entered into 10-year employment agreements with Mr. Friedman and Mr. Berman, pursuant to which Mr. Friedman serves as our Chairman and Chief Executive Officer and Mr. Berman serves as our President and Chief Operating Officer. Mr. Friedman's annual base salary in 2000 is $771,000 and Mr. Berman's is $746,000. Their annual base salaries are subject to annual increases in an amount, not less than $25,000, determined by our Board of Directors. Each of them is also entitled to receive an annual bonus equal to 4% of our pre-tax income, but not more than $2,000,000, if our pre-tax earnings are at least $2,000,000. If we terminate Mr. Friedman's or Mr. Berman's employment other than "for cause" or if he resigns because of our material breach of the employment agreement or because we cause a material change in his employment, we are required to make a lump-sum severance payment in an amount equal to his base salary and 4% bonus during the balance of the term of the employment agreement, based on his then applicable annual base salary and 4% bonus. In the event of the termination of his employment under certain circumstances after a "Change of Control" (as defined in the employment agreement), we are required to make to him a one-time payment of an amount equal to 2.99 times his "base amount" determined in accordance with the applicable provisions of the Internal Revenue Code.

THIRD AMENDED AND RESTATED 1995 STOCK OPTION PLAN

     Our Option Plan was originally adopted and approved by the stockholders and directors in July 1998 and amended in August 1999. Options to purchase, in the aggregate, up to 2,625,000 shares of our common stock may be granted under the Option Plan. The Option Plan allows us to grant options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code or as options that are not intended to meet the requirements of that section ("Nonstatutory Stock Options"). Under the Option Plan, Incentive Stock Options may only be granted to our employees (including officers), while Nonstatutory Stock Options may be granted to employees (including officers), non-employee directors, consultants or advisors.

     The Option Plan is administered by the Stock Option Committee, whose members are non-employee directors chosen by our Board. Apart from the automatic grants of options to our non-employee directors described above, and subject to the restrictions prescribed in the Option Plan, this committee has discretionary authority to select the persons to whom, the number of shares for which, the times and the exercise prices at which options will be granted. Options under the Option Plan are granted in consideration of services rendered by the optionee and no separate consideration is required to be paid to receive such options.

     Options granted to an employee expire immediately upon the termination of employment voluntarily by such employee or for cause. Employee options may be exercised up to one year after the termination of employment due to death or disability, or up to three months after termination for any other reason.

     Upon the occurrence of a merger, consolidation or other reorganization, or a sale of all or substantially all of the assets, of JAKKS, or a transaction giving any person the right to elect a majority of our Board, as a result of which a distribution of cash, securities or other property is to be made to our stockholders, the options held by any consultant or any person who shall have been an employee for at least one year will vest and become immediately exercisable by such holder, even if such options would not otherwise then be exercisable under any applicable vesting schedule or other condition to the exercise thereof.

     Incentive Stock Options must have an exercise price greater than or equal to the fair market value of the shares underlying the option on the date of grant (or, if granted to a holder of 10% or more of our common stock, an exercise price of at least 110% of the underlying shares' fair market value on the date of grant). The maximum exercise period of Incentive Stock Options is 10 years from the date of grant (or five years in the case of a holder of 10% or more of our common stock). The aggregate fair market value (determined at the date the option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year may not exceed $100,000. If that amount exceeds $100,000, our Board or the Stock Option Committee may designate those shares that will be treated as Nonstatutory Stock Options.

     The Option Plan provides for the inclusion in any grant of options to one of our employees of a provision requiring the optionee, for a period of one year after the optionee's employment is terminated, not to disclose certain of our confidential information and, under certain circumstances, not to compete with us or be employed by an individual or entity that competes with us.

     As of May 11, 2000, we have granted options to purchase an aggregate of 2,625,000 shares of our common stock under the Option Plan. All the shares issuable upon exercise of outstanding options granted under the Option Plan are currently registered under the Securities Act. On May 22, 2000, the closing sale price of our common stock on the Nasdaq National Market was $15 1/8.

     As discussed above, each of our non-employee directors currently receives automatic annual grants of options to purchase 9,375 shares of our common stock (currently, 28,125 shares for all non-employee directors). Except for these grants, the plan benefits that will be received by or allocated to participants in the Option Plan are not currently determinable.

     The following is a summary of the federal income tax treatment of incentive stock options and non-statutory stock options. The tax consequences recognized by an optionee may vary; therefore, an optionee should consult his or her tax advisor for advice concerning any specific transaction.

     Incentive Stock Options. No taxable income will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option granted under the Option Plan. The difference between the exercise price and the fair market value of the stock on the date of exercise will be included in alternative minimum taxable income for purposes of the alternative minimum tax. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income at rates of 26% and 28%, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

     Generally, if an optionee holds shares acquired upon the exercise of Incentive Stock Options until the later of (i) two years from the date of grant of the option and (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain recognized by the optionee on a sale of such shares will be treated as capital gain. The gain recognized upon the sale of the stock is the difference between the option price and the sale price of the stock. The net federal income tax effect on the holder of Incentive Stock Options is to defer, until the stock is sold, taxation of any increase in the stock's value from the time of grant to the time of exercise, and to treat such increase as capital gain.

     If the optionee sells the shares prior to the expiration of the Statutory Holding Period, he or she will realize taxable income on the date of early disposition at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option price, or (ii) the amount realized on the disposition of the stock less the option price, and we will receive a corresponding business expense deduction. However, special rules may apply to options held by reporting persons under
Section 16 of the Exchange Act. The amount by which the proceeds of the sale exceeds the fair market value of the shares on the date of exercise will be treated as long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. If an optionee sells the shares acquired upon exercise of an option at a price less than the option price, he or she will recognize a capital loss equal to the difference between the sale price and the option price. The loss will be long-term capital loss if the shares are held for more than one year prior to the sale and a short-term capital loss if the shares are held for a shorter period.

     Non-Statutory Stock Options. No taxable income is recognized by the optionee upon the grant of a Non-Statutory Option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price. However, special rules may apply to options held by persons required to file reports under Section 16 of the Exchange Act. We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee, subject to certain limitations imposed by the Internal Revenue Code. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Jack Friedman, our Chairman and Chief Executive Officer, is the only member of our Compensation Committee who is or formerly was an officer or employee of JAKKS or any of its subsidiaries. Our Board believes that Mr. Friedman's assessment of the performance and contribution of our other employees and his views on the appropriate manner and level of compensation for their services are essential to the Compensation Committee's ability to evaluate and make determinations with respect to compensation matters. However, Mr. Friedman does not participate in any deliberations or determinations by the Compensation Committee or our Board with respect to his own compensation.

     None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW

     Our approach to employee compensation is grounded in our belief that our most important resource is our people. While some companies may enjoy an exclusive or limited franchise or are able to exploit unique assets, proprietary technology or other special properties or rights, we depend fundamentally on the skills, energy and dedication of our employees to drive our business. It is only through their constant efforts that we are able to innovate through the creation of new products and the continual rejuvenation of our product lines, to maintain superior operating efficiencies, and to develop and exploit marketing channels. With this in mind, we have consistently sought to employ the most talented, accomplished and energetic people available in the industry.

     One of our key management principles is to operate with a "lean and mean" executive staff. This allows for quick decision-making and efficient operation, but also stresses clearly delineated responsibilities and accountability for each area of business. We believe that we have assembled an outstanding management team and that this has been a primary factor in our success to date. Accordingly, we have determined that the paramount aim of our compensation policy should be to attract and retain the most promising people available to work for us and to motivate them so that they perform to their maximum potential.

     Our Board of Directors determines the compensation of our executive officers, except that Mr. Friedman and Mr. Berman do not participate in any deliberations or determinations with respect to their compensation. Mr. Friedman and Mr. Berman generally determine the compensation of other management employees, subject to oversight by the Board of Directors. Executive compensation is generally determined based on a subjective evaluation of the executive's efforts and achievements, our overall performance and the executive's contribution thereto. The role of our Compensation Committee in this process is to review our compensation policy for management employees, to recommend to the Board programs and policies related to employee compensation and benefits, and to administer programs and plans relating thereto, other than the Option Plan. Our Stock Option Committee is authorized to administer the Option Plan and, in particular, to determine the persons to whom, the number of shares for which, and the times and exercise prices at which options are granted.

EXECUTIVE COMPENSATION

     Our executive compensation consists of four components:

  Base Salary

     The base salaries of Mr. Friedman and Mr. Berman are determined by our Board of Directors in accordance with their respective employment agreements. We determine the base salary of each of our other executive officers on an annual basis.

  Incentive Bonus

     Generally, we award a cash bonus to our management employees based on their personal performance in the past year and the overall performance of the Company. Mr. Friedman and Mr. Berman are entitled to receive a formula-based bonus under their respective employment agreements, and may also receive additional discretionary bonuses.

  Stock Option Grants

     We believe that an important element of our compensation policy is to align the interests of our management employees with the long-term interests of our stockholders. The most direct way to accomplish this is by giving our executives an equity stake in our Company, which we do by granting stock options to our employees as a non-cash component of incentive compensation. Options are granted to employees by the Board of Directors or our Stock Option Committee, based on the recommendations of Mr. Friedman and

Mr. Berman (except that they do not participate in determining their own option grants). To date, the exercise price of each option granted under our Option Plan was set equal to the Nasdaq closing price of our common stock on the date of grant (except where a higher exercise price was required in order for the option to qualify as an "incentive stock option" under the Internal Revenue Code when the option is granted to a 10% stockholder), and we intend to continue this practice in general. Beginning in 1999, we have provided for all options granted under our Option Plan to vest in increments of 15%, 15%, 15%, 25% and 30% over the five-year period beginning on the first anniversary of the date of grant, and to terminate six years after the date of grant. We believe that the relatively long and back-end weighted vesting period encourages a long-term commitment to the Company by the option grantee.

  Employee Benefits

     We provide customary employee benefits, such as medical and hospitalization insurance, paid vacation and a 401(k) retirement savings plan, to all our full-time employees. In addition, certain of our management employees are entitled to perquisites, such as an automobile allowance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1999, Mr. Friedman, our chief executive officer, earned a base salary of $521,000 and a bonus of $1,750,000, and was granted options to purchase 232,500 shares of our common stock, and Mr. Berman, our chief operating officer, earned a base salary of $496,000 and a bonus of $1,750,000, and was granted options to purchase 394,500 shares of our common stock. Mr. Friedman and Mr. Berman are subject to employment agreements which require us to increase their salary each year by an amount not less than $25,000 and which provide for a formula-based 4% Bonus linked to our Pre-Tax Income (as defined). The 4% Bonus accounted for $1,000,000 of their respective bonuses in 1999, the balance of which was made on a discretionary basis by the Board of Directors. In order to implement an understanding between them (and although there is no legally binding agreement that requires it) we have paid, and expect to continue to pay, substantially equal cash compensation to Mr. Friedman and Mr. Berman, the principal difference being that Mr. Friedman's base salary is fixed in an amount $25,000 higher than that of Mr. Berman.

     We believe that our success to date has been to a significant extent attributable to the personal efforts of Mr. Friedman and Mr. Berman. They founded the Company, established its business philosophy and operating structure and were the driving force behind our central theme of focusing our business on "evergreen" products. Mr. Friedman's long-term relationship with Titan Sports was instrumental in our acquiring our successful World Wrestling Federation licenses. In his nearly four-decade-long career in the toy industry, he has established an important network of relationships that we have been able to exploit in product acquisition, production and sales. Both Mr. Berman and Mr. Friedman embody our management philosophy with a "hands on" approach in all areas of our business. In addition to their general supervisory functions, they are directly involved in license acquisition, product design and development, production, and sales and marketing, as well as our financing and acquisition efforts. Their efforts have resulted in our identifying and securing the World Wrestling Federation licenses and other desirable licenses and properties, the rapid expansion of our product lines, our achieving significant production efficiencies and the development of a loyal and growing customer base. In 1999, they guided us through two significant acquisitions, the implementation of our video game joint venture with THQ Inc. and two public offerings.

     Based on their contributions to our outstanding performance in 1999, which witnessed a 116% increase in net sales, 245% increase in net income, 136% increase in earnings per share and 160% increase in the market price of our common stock, the Board determined that it would be appropriate to award Mr. Friedman and Mr. Berman a substantial discretionary bonus with respect to 1999. Our Compensation Committee commissioned a report from an independent consulting firm to advise it on the appropriate level of compensation for Mr. Friedman and Mr. Berman. Based on this report, our Compensation Committee recommended to the Board that we give Mr. Friedman and Mr. Berman a bonus of $750,000, in addition to the 4% Bonus, and the Board approved this recommendation. At the same time, we also increased the cap on the 4% Bonus from $1,000,000 to $2,000,000 effective in 2000.

CONSIDERATIONS WITH RESPECT TO TAX DEDUCTIBILITY

     The deductibility of compensation payments in excess of $1,000,000 to each of our chief executive officer or four other most highly compensated executive officers is subject to certain limitations under Section 162(m) of the Internal Revenue Code. The Board of Directors and the Compensation Committee take into account the effect of the loss of deductibility of executive compensation that exceeds $1,000,000 as one factor in its consideration of the appropriate manner and level of compensation for our executives. While they seek to minimize any adverse impact of these limitations, they may not confine compensation to the $1,000,000 limit in order to maintain flexibility to award greater compensation where appropriate.

COMPENSATION COMMITTEE    STOCK OPTION COMMITTEE
----------------------    ----------------------
Jack Friedman              Robert E. Glick
Michael G. Miller          Michael G. Miller
Murray L. Skala

                               PERFORMANCE GRAPH

     The graph and table below display the relative performance of our common stock, the Russell 2000 Stock Price Index (the "Russell 2000") and a peer group index over the period from May 1, 1996 (the first day on which our common stock was publicly traded) to December 31, 1999 by comparing the cumulative total stockholder return (which assumes reinvestment of any dividends) on an assumed $100 investment in our common stock (at its initial public offering price of $4.16 2/3), the Russell 2000 and the peer group index at the market close on April 30, 1996. We constructed the peer group index by including, on a market capitalization weighted basis, the common stocks of eight companies: Acclaim Entertainment, Inc., Action Performance Companies, Inc., Empire of Carolina, Inc., Equity Marketing, Inc., The First Years, Inc., Hasbro, Inc., Mattel, Inc. and Russ Berrie and Company, Inc. We believe that these companies represent a cross-section of publicly-traded companies with product lines and businesses similar to our own throughout the comparison period. The historical performance data presented below may not be indicative of the future performance of our common stock, either reference index or any component company in either reference index.

                                                      JAKKS PACIFIC                PEER GROUP                 RUSSELL 2000
                                                      -------------                ----------                 ------------
Apr. 30, 1996                                            100.00                      100.00                      100.00
Dec. 31, 1996                                            127.87                      103.54                      105.25
Dec. 31, 1997                                            127.87                      136.79                      128.65
Dec. 31, 1998                                            171.82                      112.78                      125.77
Dec. 31, 1999                                            448.03                       74.65                      152.63

                       RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 2)

     Our Board of Directors has appointed the firm of Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation, as the principal independent auditors of the Company for the fiscal year ending December 31, 2000, subject to ratification by the stockholders. This firm served as our independent auditors during 1999 and 1998. If the appointment of this firm is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

                RATIFICATION AND APPROVAL OF THE 2000 AMENDMENT
                       TO OUR THIRD AMENDED AND RESTATED
                             1995 STOCK OPTION PLAN
                                (PROPOSAL NO. 3)

     On May 11, 2000, our Board of Directors unanimously adopted an amendment to our Option Plan (the "2000 Amendment") which, if approved by our stockholders, would increase the number of shares of our common stock available under the Option Plan to 3,275,000 shares from the 2,625,000 shares currently available under the Option Plan. The full text of the 2000 Amendment is presented in Appendix A. Our Board of Directors believes that the Option Plan continues to provide an important mechanism enabling the Company to attract, retain and motivate employees. Since we have granted options to purchase, in the aggregate, all 2,625,000 shares currently available under the Option Plan, our Board of Directors has determined that it would be appropriate to increase the number of shares available for issuance upon the exercise of options granted under the Option Plan to 3,275,000 shares in order to allow for additional grants of options.

     The 2000 Amendment will not become effective unless it is ratified and approved by the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting.

                 RATIFICATION AND APPROVAL OF AMENDMENTS TO THE
          EMPLOYMENT AGREEMENTS BETWEEN THE COMPANY AND JACK FRIEDMAN
                      AND STEPHEN G. BERMAN, RESPECTIVELY

                                (PROPOSAL NO. 4)

     On July 1, 1999, we entered into employment agreements with Jack Friedman and Stephen G. Berman, respectively, which continued the basic compensation packages provided to these executives under their prior employment agreements, with certain additional provisions relating to severance compensation payable to them under certain circumstances. On February 7, 2000, our Board of Directors approved an increase in the maximum amount of the "4% Bonus" payable under these employment agreements from $1,000,000 to $2,000,000, and these agreements were amended accordingly. The full text of the amendments to their respective employment agreements are presented in Appendix B. Our Board of Directors believes that there is a reasonable likelihood that the total compensation payable to each of Mr. Friedman and Mr. Berman pursuant to his employment agreement, as so amended, could exceed $1,000,000 in a fiscal year. Certain provisions of the federal tax laws limit the deductibility of a portion of the compensation to our executives as an expense of the Company if this threshold is exceeded, unless various prescribed conditions are met. Accordingly, we have endeavored to structure the compensation to these executives under their respective employment agreements in order to comply with the applicable conditions to permit the deductibility of their compensation. As a further condition for this deductibility, the amendments to the employment agreements must be approved by our stockholders. The ratification and approval of these amendments to the employment agreements by our stockholders is not required for the amendments to become or remain effective or binding on us, but only to satisfy the applicable condition of federal tax law relating to the deductibility of a portion of their compensation as an expense for federal income tax purposes.

                              BOARD RECOMMENDATION

     The Board of Directors believes that election of the Board's nominees and approval of the foregoing three proposals is in the best interests of the Company and its stockholders and recommends that the stockholders vote FOR these nominees and proposals.

                             STOCKHOLDER PROPOSALS

     Any stockholder intending to present a proposal at our 2001 Annual Meeting of Stockholders must deliver such proposal (and supporting statement, if any) to us at our principal office, 22761 Pacific Coast Highway, Malibu, California 90265, Attention: Secretary, not later than January 25, 2001 for inclusion, if appropriate under applicable law and the regulations of the Securities and Exchange Commission, in the proxy statement and proxy relating to such meeting. Any proxies appointed for such 2001 annual meeting may exercise discretionary authority as to any matter presented at such meeting, but which is not included in the notice for such meeting, only if we have not received notice of such proposal on or before April 9, 2001.

                                 OTHER MATTERS

     Our management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on such matters.

     We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      APPENDIX A

                  2000 AMENDMENT TO THIRD AMENDED AND RESTATED
                 1995 STOCK OPTION PLAN OF JAKKS PACIFIC, INC.

     The Third Amended and Restated 1995 Stock Option Plan is hereby amended as follows:

     1. Capitalized terms are used herein as defined in the Third Amended and Restated 1995 Stock Option Plan of JAKKS Pacific, Inc.

     2. Section 3 of the Third Amended Plan is amended by replacing the second sentence thereof with the following:

     The maximum number of shares of Common Stock which may be issued pursuant to Options granted under the Third Amended Plan shall not exceed Three Million Two Hundred Seventy Five Thousand (3,275,000) shares, subject to adjustment in accordance with the provisions of Section 13 hereof.

     3. This 2000 Amendment to the Third Amended Plan was adopted by the Board on May 11, 2000, but shall become effective only if and as of the date on which it is ratified and approved by the Company's stockholders in accordance with
Section 16 thereof.

                                                                      APPENDIX B

                       AMENDMENT TO EMPLOYMENT AGREEMENT
                 BETWEEN JAKKS PACIFIC, INC. AND JACK FRIEDMAN

     The Employment Agreement dated as of July 1, 1999 between JAKKS Pacific, Inc. and Jack Friedman (the "Employment Agreement;" capitalized terms are used herein as defined in the Employment Agreement) is hereby amended to increase the maximum amount of the 4% Bonus provided therein from $1,000,000 to $2,000,000 by replacing "$1,000,000" with "$2,000,000" in clause (B) of Subsection 3(a)(ii) of the Employment Agreement.

     This Amendment shall be effective as of January 1, 2000 and the Employment Agreement, as so amended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Executive have duly executed this Amendment as of February 7, 2000.

                                          JAKKS PACIFIC, INC.

                                          By:     /s/ STEPHEN G. BERMAN
                                            ------------------------------------
                                                     Stephen G. Berman
                                                         President

                                                    /s/ JACK FRIEDMAN
                                            ------------------------------------
                                                       Jack Friedman

                       AMENDMENT TO EMPLOYMENT AGREEMENT
               BETWEEN JAKKS PACIFIC, INC. AND STEPHEN G. BERMAN

     The Employment Agreement dated as of July 1, 1999 between JAKKS Pacific, Inc. and Stephen G. Berman (the "Employment Agreement;" capitalized terms are used herein as defined in the Employment Agreement) is hereby amended to increase the maximum amount of the 4% Bonus provided therein from $1,000,000 to $2,000,000 by replacing "$1,000,000" with "$2,000,000" in clause (B) of
Subsection 3(a)(ii) of the Employment Agreement.

     This Amendment shall be effective as of January 1, 2000 and the Employment Agreement, as so amended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Executive have duly executed this Amendment as of February 7, 2000.

                                          JAKKS PACIFIC, INC.

                                          By:       /s/ JACK FRIEDMAN
                                            ------------------------------------
                                                       Jack Friedman
                                                  Chief Executive Officer

                                                  /s/ STEPHEN G. BERMAN
                                            ------------------------------------
                                                     Stephen G. Berman

                              JAKKS PACIFIC, INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 23, 2000

    Know all men by these presents, that the undersigned hereby constitutes and appoints Jack Friedman and Stephen G. Berman, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote all of the shares of the common stock of JAKKS Pacific, Inc. standing in the name of the undersigned at the close of business on May 12, 2000, at the Annual Meeting of Stockholders of the Company to be held on June 23, 2000 at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, beginning at 9:00 a.m. local time, and at any and all adjournments thereof, with all the rights and powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows.

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1. Election of Directors         [ ] FOR      [ ] AGAINST

  Nominees are: Jack Friedman, Stephen G. Berman, Robert E. Glick, Michael G.
   Miller and Murray L. Skala

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

               (Continued and to be signed on the reverse side.)

2. Ratification of appointment of Pannel Kerr Forster, Certified Public Accountants, A Professional Corporation, as the Company's auditors.
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. Ratification and approval of the 2000 Amendment to the Company's Third Amended and Restated 1995 Stock Option Plan.
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

4. Ratification and approval of amendments to the employment agreements with Jack Friedman and Stephen G. Berman.
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

5. In their discretion upon such other measures as may properly come before the meeting, hereby ratifying and confirming all that said proxy may lawfully do or cause to be done by virtue hereof and hereby revoking all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.
                                                       The shares represented by
                                                       this proxy will be voted
                                                       in the manner indicated,
                                                       and if no instructions to
                                                       the contrary are
                                                       indicated, will be voted
                                                       FOR all proposals listed
                                                       above. Number of shares
                                                       owned by undersigned:

                                                       Signature:
   -----------------------------------------------------------------------------

                                                       Date:
--------------------------------------------------------------------------------

                                                       Signature:
   -----------------------------------------------------------------------------

                                                       Date:
--------------------------------------------------------------------------------

                                                       IMPORTANT: Please sign
                                                       exactly as your name or
                                                       names are printed here.
                                                       Executors,
                                                       administrators, trustees
                                                       and other persons signing
                                                       in a representative
                                                       capacity should give full
                                                       title.